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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


    We consent to the reference of our firm under the caption "Experts" in the Amendment No. 1 to Registration Statement (Form S-3, File No. 333-21419) and related Prospectus of Jacor Communications, Inc. for the registration of 2,432,289 shares of its Common Stock, 4,436,076 of its Common Stock Purchase Warrants and 500,000 shares of its Common Stock issuable upon the exercise of the Warrants, and to the use of our report dated February 23, 1996, with respect to the consolidated financial statements and financial statement schedule of Citicasters Inc. included in the Jacor Communications, Inc. Form 8-K dated March 27, 1996, as amended.


                                          ERNST & YOUNG LLP


Cincinnati, Ohio
February 26, 1997